Exhibit 99
PRESS RELEASE

FOR IMMEDIATE RELEASE:	July 20, 2007
For Further Information:	Mark S. Allio, Chairman, President and CEO Phone: 330.576.1334 Fax: 330.666.7959
CENTRAL FEDERAL CORPORATION ANNOUNCES 32% ORGANIC ASSET GROWTH AND
CONTINUED PROFITABLE GROWTH FROM OPERATIONS FOR
2nd QUARTER 2007
Highlights
•	Total assets increased 32% on an annualized basis, or $19.2 million during the 2nd quarter of 2007 to $259.9 million at June 30, 2007, and increased 20% on an annualized basis or $23.9 million during the first six months of 2007.

•	Total assets increased $40.9 million, or 19% during the twelve months ended June 30, 2007.

•	CFBank’s commercial, commercial real estate and multi-family loans increased 55% on an annualized basis, or $18.1 million during the second quarter of 2007 to $150.7 million at June 30, 2007, and increased 38% on an annualized basis or $24.3 million during the first six months of 2007.

•	Commercial, commercial real estate and multi-family loans increased $43.2 million, or 40% during the twelve months ended June 30, 2007.

•	Net income for the 2nd quarter of 2007 totaled $84,000 or $.02 per diluted share, up $78,000 from $6,000 or $.00 per diluted share in the prior year quarter.

•	Net income for the six months ended June 30, 2007 totaled $169,000 or $.04 per diluted share, an improvement of $387,000 compared to a net loss of ($218,000) or ($.05) per diluted share for the prior year period.

•	Net interest income increased 7% during the 2nd quarter of 2007 compared to the prior year quarter and 12% for the 6 months ended June 30, 2007 compared to the 6 months ended June 30, 2006.
Fairlawn, Ohio — July 20, 2007 — Central Federal Corporation (Nasdaq: CFBK) announced the fifth consecutive quarter of profitable operations during the 2nd quarter of 2007 and a $78,000 improvement in net income compared to the 2nd quarter of 2006. Net income for the 2nd quarter of 2007 totaled $84,000 or $.02 per diluted share compared to net income of $6,000, or $.00 per diluted share in the prior year quarter.
Net income for the six months ended June 30, 2007 totaled $169,000, or $.04 per diluted share and improved $386,000 compared to a net loss of ($218,000), or ($.05) per diluted share for the prior year period.

Total assets increased $23.9 million or 20.2% on an annualized basis during the 1st half of 2007 and included $24.3 million, or 38.4% annualized growth in commercial, commercial real estate and multi-family loans. During the twelve months ended June 30, 2007, total assets increased $40.9 million or 18.7% and included $43.2 million or 40.1% increase in commercial, commercial real estate and multi-family loans. Commercial, commercial real estate and multi-family loans are the focus of our growth plan.
The flat/inverted yield curve continued to negatively affect funding costs and challenge the net interest margin growth. Although loan growth positively affected gross interest income, which increased 25.9% in the 2nd quarter of 2007 compared to the prior year quarter, interest expense increased 45.3% during the same time frame resulting in a 7.5% increase in net interest income for the 2nd quarter of 2007 compared to the prior year quarter. On a year-to-date basis, gross interest income increased 33.6% during the six months ended June 30, 2007 compared to the prior year period and interest expense increased 57.6% in the same time frame, resulting in a 12.4% increase in net interest income for the six months ended June 30, 2007 compared to the prior year period.
Net interest income
The level of short-term market interest rates, a flat to inverted yield curve and increased local competition for both loans and deposits continued to impact yields on assets and the cost of funding. As a result, net interest margin declined from 3.50% the 2nd quarter of 2006 to 3.12% in the 2nd quarter of 2007. On a year-to-date basis, net interest margin declined from 3.53% for the six months ended June 30, 2006 to 3.18% for the current year period. Management of the net interest margin in the current interest rate and competitive environment will continue to be a challenge and continued downward pressure on margins is expected. CFBank continues to manage the net interest margin through matching its asset and liability pricing closely to its business model.
Provision for loan losses
CFBank continued to provide appropriate reserves for loan losses in response to growth in commercial, commercial real estate and multi-family loans, the performance of the loan portfolio giving consideration to economic conditions, changes in interest rates and the effect of such changes on real estate values, and changes in the composition of the loan portfolio. The provision totaled $107,000 and $142,000 in the three and six months ended June 30, 2007 compared to $292,000 and $582,000 in the prior year periods.
The current year period provisions were lower than the prior year periods due to a smaller percentage increase in commercial, commercial real estate and multi-family loan balances in the 2007 periods, a decline in nonperforming loans and a decline in historical write-offs on single-family mortgage and consumer loans. Commercial, commercial real estate and multi-family loans increased 19.4% in the 2nd quarter of 2006 compared to 13.7% in the 2nd quarter of 2007. For the six months ended June 30, 2006, these loan types increased 48.6% compared to 19.2% during the current year period. CFBank continued to experience low levels of nonperforming loans and net loan charge-offs. Nonperforming loans totaled $168,000 or 0.08% of total loans at June 30, 2007 compared to $297,000 or 0.16% of total loans at year-end 2006. More than 97% of the nonperforming balances were single-family mortgage loans at both June 30, 2007 and December 31, 2006. Net (recoveries) totaled ($21,000) or (.03%) to average loans during the six months ended June 30, 2007 and net charge-offs totaled $89,000 or 0.12% to average loans during the prior year period. The ratio of the allowance for loan losses to total loans was 1.08% at June 30, 2007 and 1.13% at December 31, 2006.

As we continue to execute our plan for growth and improved profitability, we will continue to prudently monitor credit quality in both the existing portfolio and potential loan opportunities. We believe the allowance for loan losses is adequate to absorb probable incurred credit losses in the loan portfolio at June 30, 2007; however, future additions to the allowance may be necessary based on changes in economic conditions and other factors.
Noninterest expense
Noninterest expense totaled $1.8 million in the 2nd quarter of 2007 and increased $211,000, or 13.0% compared to $1.6 million in the prior year quarter. Noninterest expense totaled $3.7 million for the six months ended June 30, 2007 and increased $294,000, or 8.7% from the prior year period. The increase in noninterest expense in the current year periods was due to costs associated with additional operational resources necessary to further our strategic growth plan. Specifically, during the quarter ended June 30, 2007 additional expense were incurred for the opening of CFBank’s office in Worthington, Ohio replacing the office in Easton, Ohio. Non-interest expenses in the current year period also were incurred for marketing, advertising and the hiring of necessary human resources to support of growth.
Management leveraged growth during calendar year 2006 and was able to grow assets by 36.4% or $63.0 million with no increase in noninterest expense during that year. Noninterest expense to average assets improved to 2.89% in the quarter ended June 30, 2007 from 3.03% in the prior year quarter and to 3.00% for the six months ended June 30, 2007 from 3.38% in the prior year period.
Balance sheet activity
Assets totaled $259.9 million at June 30, 2007 and increased $23.9 million or 10.1% from $236.0 million at December 31, 2006 due to growth in the loan portfolio, which was funded with deposits and Federal Home Loan Bank (FHLB) advances.
Net loans totaled $208.8 million at June 30, 2007 and increased $24.1 million from $184.7 million at December 31, 2006. Commercial, commercial real estate and multi-family loans totaled $150.7 million at June 30, 2007 and increased $24.3 million from $126.4 million at December 31, 2006. Mortgage loans totaled $29.6 million at June 30, 2007 and decreased $564,000 from $30.1 million at December 31, 2006 as most of our mortgage loan production was originated for sale. Consumer loans increased $575,000 and totaled $30.8 million at June 30, 2007 compared to $30.3 million at December 31, 2006.
Deposits totaled $177.1 million at June 30, 2007 and increased $9.5 million, or 5.7% from $167.6 million at December 31, 2006. The increase in deposits was due to an increase of $8.9 million in certificate of deposit accounts, $1.5 million in interest bearing checking accounts and $391,000 in noninterest bearing deposits offset by a decline of $440,000 in money market accounts and $860,000 in traditional savings account balances. The increase in certificate of deposit accounts included $5.7 million in brokered deposits.
FHLB advances totaled $48.0 million at June 30, 2007 and increased $15.5 million or 47.7% compared to $32.5 million at December 31, 2006. A $2.2 million economic development advance from the FHLB was drawn during the March 2007 quarter to fund construction of CFBank’s new Columbus regional office in Worthington, which opened in June 2007. The remaining increase in FHLB advances was used to fund loan growth.
Shareholders’ equity totaled $27.5 million at June 30, 2007 and decreased $1.6 million or 5.5% compared to $29.1 million at December 31, 2006 as a result of an $830,000 treasury stock repurchase and $809,000 in dividends to shareholders offset by net income in the 1st half of 2007.

About Central Federal Corporation and CFBank
Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank has four full-service banking offices in Fairlawn, Calcutta, Columbus and Wellsville, Ohio. Additional information about mortgage loans, home equity loans, commercial loans and other services is available at www.CFBankOnline.com.
Statements contained in this release that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cautions that such statements necessarily are based on certain assumptions which are subject to risks and uncertainties, including, but not limited to, changes in general economic and market conditions. Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Consolidated Statements of Operations	Three months ended			Six months ended
($ in thousands, except share data)	June 30,			June 30,
(unaudited)	2007	2006	% change	2007	2006	% change

Total interest income	$4,210	$3,345	26%	$8,168	$6,114	34%

Total interest expense	2,365	1,628	45%	4,521	2,868	58%

Net interest income	1,845	1,717	7%	3,647	3,246	12%

Provision for loan losses	107	292	-63%	142	582	-76%

Net interest income after provision for loan losses	1,738	1,425	22%	3,505	2,664	32%

Noninterest income

Service charges on deposit accounts	68	54	26%	125	105	19%

Net gain on sales of loans	97	95	2%	172	127	35%

Net loss on sale of securities	—	(5)	n/m	—	(5)	n/m

Other	45	73	-38%	113	170	-34%

Noninterest income	210	217	-3%	410	397	3%

Noninterest expense

Salaries and employee benefits	951	906	5%	2,014	1,835	10%

Occupancy and equipment	123	115	7%	242	229	6%

Data processing	149	116	28%	283	234	21%

Franchise taxes	69	45	53%	138	92	50%

Professional fees	105	75	40%	193	241	-20%

Director fees	38	39	-3%	75	81	-7%

Postage, printing and supplies	42	45	-7%	93	95	-2%

Advertising and promotion	72	29	148%	96	49	96%

Telephone	24	27	-11%	53	53	0%

Loan expenses	2	16	-88%	7	61	-89%

Foreclosed assets, net	4	(7)	n/m	10	3	n/m

Depreciation	154	119	29%	297	224	33%

Other	98	95	3%	182	192	-5%

Noninterest expense	1,831	1,620	13%	3,683	3,389	9%

Income (loss) before income taxes	117	22	n/m	232	(328)	n/m

Income tax expense (benefit)	33	16	n/m	63	(110)	n/m

Net income (loss)	$84	$6	n/m	$169	$(218)	n/m

Share Data

Basic earnings (loss) per share	$0.02	$0.00		$0.04	$(0.05)

Diluted earnings (loss) per share	$0.02	$0.00		$0.04	$(0.05)

Cash dividends per share	$0.09	$0.09		$0.18	$0.18

Average shares outstanding — basic	4,501,889	4,524,051		4,517,158	4,374,493

Average shares outstanding — diluted	4,501,889	4,524,051		4,517,179	4,374,493
n/m — not meaningful

Consolidated Statements of Financial Condition	June 30,	March 31,	December 31,	September 30,	June 30,
($ in thousands)	2007	2007	2006	2006	2006
(unaudited)

Assets

Cash and cash equivalents	$3,370	$4,278	$5,403	$8,775	$4,734

Securities available for sale	30,770	30,519	29,326	29,626	30,102

Loans held for sale	795	1,029	2,000	2,560	2,150

Loans

Mortgages	29,569	29,508	30,133	26,826	26,661

Commercial, commercial real estate and multi-family	150,709	132,606	126,418	113,654	107,556

Consumer	30,828	30,491	30,253	31,405	35,811

Total loans	211,106	192,605	186,804	171,885	170,028

Less allowance for loan losses	(2,272)	(2,150)	(2,109)	(2,032)	(1,988)

Loans, net	208,834	190,455	184,695	169,853	168,040

Federal Home Loan Bank stock	1,963	1,963	2,813	2,772	2,732

Loan servicing rights	183	197	201	211	238

Foreclosed assets, net	262	—	—	75	75

Premises and equipment, net	5,835	4,535	4,105	3,806	2,875

Bank owned life insurance	3,710	3,678	3,646	3,626	3,594

Deferred tax asset	2,036	1,958	2,044	2,069	2,232

Accrued interest receivable and other assets	2,162	2,120	1,795	1,740	2,248

	$259,920	$240,732	$236,028	$225,113	$219,020

Liabilities and Shareholders’ Equity

Deposits

Noninterest bearing	$11,505	$9,872	$11,114	$10,842	$10,245

Interest bearing	165,612	155,647	156,477	151,713	136,423

Total deposits	177,117	165,519	167,591	162,555	146,668

Federal Home Loan Bank advances	48,045	38,170	32,520	26,270	36,449

Advances by borrowers for taxes and insurance	100	79	137	94	112

Accrued interest payable and other liabilities	2,007	2,946	1,540	1,717	1,280

Subordinated debentures	5,155	5,155	5,155	5,155	5,155

Total liabilities	232,424	211,869	206,943	195,791	189,664

Shareholders’ equity	27,496	28,863	29,085	29,322	29,356

	$259,920	$240,732	$236,028	$225,113	$219,020

Consolidated Financial Highlights	At or for the three months ended					At or for the six months ended
($ in thousands except per share data)	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,
(unaudited)	2007	2007	2006	2006	2006	2007	2006

Earnings

Net interest income	$1,845	$1,802	$1,760	$1,759	$1,717	$3,647	$3,246

Provision for loan losses	$107	$35	$118	$120	$292	$142	$582

Noninterest income	$210	$200	$212	$214	$217	$410	$397

Noninterest expense	$1,831	$1,852	$1,735	$1,725	$1,620	$3,683	$3,389

Net income (loss)	$84	$85	$87	$94	$6	$169	$(218)

Basic earnings (loss) per share	$0.02	$0.02	$0.02	$0.02	$0.00	$0.04	$(0.05)

Diluted earnings (loss) per share	$0.02	$0.02	$0.02	$0.02	$0.00	$0.04	$(0.05)

Performance Ratios (annualized)

Return on average assets	0.13%	0.14%	0.15%	0.17%	0.01%	0.14%	(0.22%)

Return on average equity	1.18%	1.17%	1.19%	1.28%	0.08%	1.18%	(1.45%)

Average yield on interest-earning assets	7.11%	7.13%	7.07%	7.18%	6.82%	7.12%	6.64%

Average rate paid on interest-bearing liabilities	4.48%	4.37%	4.44%	4.22%	3.78%	4.43%	3.61%

Average interest rate spread	2.64%	2.75%	2.63%	2.96%	3.04%	2.69%	3.03%

Net interest margin, fully taxable equivalent	3.12%	3.24%	3.20%	3.45%	3.50%	3.18%	3.53%

Efficiency ratio	89.10%	92.51%	87.98%	87.43%	83.55%	90.78%	92.90%

Noninterest expense to average assets	2.89%	3.11%	2.99%	3.11%	3.03%	3.00%	3.38%

Consolidated Financial Highlights (continued)	At or for the three months ended					At or for the six months ended
($ in thousands except per share data)	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,
(unaudited)	2007	2007	2006	2006	2006	2007	2006

Capital

Equity to total assets at end of period	10.58%	11.99%	12.32%	13.03%	13.40%	10.58%	13.40%

Tangible equity to tangible assets	10.58%	11.99%	12.32%	13.03%	13.40%	10.58%	13.40%

Book value per share	$6.20	$6.33	$6.40	$6.45	$6.46	$6.20	$6.46

Tangible book value per share	$6.20	$6.33	$6.40	$6.45	$6.46	$6.20	$6.46

Period-end market value per share	$7.00	$6.90	$7.36	$8.09	$8.05	$7.00	$8.05

Dividends declared per common share	$0.09	$0.09	$0.09	$0.09	$0.09	$0.18	$0.18

Period-end common shares outstanding	4,434,787	4,559,787	4,543,662	4,543,662	4,543,662	4,434,787	4,543,662

Average basic shares outstanding	4,501,889	4,532,596	4,529,766	4,527,194	4,524,051	4,517,158	4,374,493

Average diluted shares outstanding	4,501,889	4,532,636	4,529,766	4,527,194	4,524,051	4,517,179	4,374,493

Asset Quality

Nonperforming loans	$168	$296	$297	$332	$335	$168	$335

Nonperforming loans to total loans	0.08%	0.15%	0.16%	0.19%	0.20%	0.08%	0.20%

Nonperforming assets to total assets	0.17%	0.12%	0.13%	0.18%	0.19%	0.17%	0.19%

Allowance for loan losses to total loans	1.08%	1.12%	1.13%	1.18%	1.17%	1.08%	1.17%

Allowance for loan losses to nonperforming loans	1352.38%	726.35%	710.10%	612.05%	593.43%	1352.38%	593.43%

Net charge-offs (recoveries)	$(16)	$(5)	$41	$76	$34	$(21)	$89

Annualized net charge-offs (recoveries) to

average loans	-0.03%	-0.01%	0.09%	0.18%	0.08%	-0.02%	0.12%

Average Balances

Loans	$201,737	$187,684	$180,417	$169,752	$160,840	$194,710	$147,826

Assets	$253,579	$237,906	$232,097	$221,946	$214,021	$245,742	$200,502

Shareholders’ equity	$28,378	$29,013	$29,275	$29,456	$29,637	$28,695	$30,039